Exhibit 10.1

Employee Stock Purchase Plan

PavMed, Inc.

EMPLOYEE STOCK PURCHASE PLAN

(Effective as of April 1, 2019)

On April 1, 2019 (the “Effective Date”), the Board (or an appropriate committee thereof) adopted this Employee Stock Purchase Plan (the “Plan”), which shall govern all grants of Options made after the Effective Date.

1.	Purpose of the Plan. The purpose of this Plan is to encourage and enable Eligible Employees of the Company and certain of its Subsidiaries to acquire proprietary interests in the Company through the ownership of Shares. It is the intention of the Company to have this Plan and the Options granted pursuant to this Plan satisfy the requirements of Section 423 of the Code.

2.	Definitions. Unless otherwise provided in the Plan, capitalized terms, when used herein, shall have the following respective meanings:

a.	“Account” shall mean a bookkeeping account established and maintained to record the amount of funds accumulated pursuant to the Plan with respect to a Participant for purchasing Shares under this Plan.

b.	“Administrator” shall mean the Board, the Compensation Committee of the Board or any other committee appointed by the Board.

c.	“Applicable Laws” shall mean all applicable laws, rules, regulations and requirements, including, but not limited to, U.S. state corporate laws, U.S. federal and state securities laws, the Code, the rules of any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws, rules, regulations and requirements of any other country or jurisdiction where Options are granted under the Plan or where Eligible Employees reside or provide services, as such laws, rules, regulations and requirements shall be in effect from time to time.

d.	“Board” shall mean the Company’s Board of Directors

e.	“Change in Control” shall mean and include each of the following:

i.	A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (a) and (b) of subsection (iii) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

ii.	During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (i) or (iii)) whose election by the Board or nomination for election by the Company’s stockholders was approved bya vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

iii.	The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

a.	which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediatelyafter the transaction, and

b.	after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (b) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto.

f.	“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

g.	“Common Stock” shall mean the Company’s common stock.

h.	“Company” shall mean PAVmed Inc.

i.	“Designated Subsidiaries” shall mean any Subsidiary designated by the Administrator from time to time, in its sole discretion, whose employees may participate in the Plan, if such employees otherwise qualify as Eligible Employees. The Administrator may provide that the non-U.S. Eligible Employees of any Designated Subsidiary shall only be eligible to participate in the Non-Section 423(b) Plan.

j.	“Eligible Compensation” shall mean and refer to the Participant’s cash compensation paid through the Company’s or a Designated Subsidiary’s payroll system for personal services rendered in the course of employment. “Eligible Compensation” shall be limited to amounts received by the Participant during the period he or she is participating in the Plan and includes salary, wages and other incentive payments, amounts contributed by the Participant to any benefit plan maintained by the Company or any Designated Subsidiary (including any 401(k) plan, 125 plan, or any other deferred compensation plan), overtime pay, commissions, draws against commissions, shift premiums, sick pay, vacation pay, holiday pay, severance pay and shutdown pay, except to the extent that the exclusion of any such item (or a sub-set of any such item) is specifically directed by the Administrator for all Eligible Employees. “Eligible Compensation” does not include any remuneration paid in a form other than cash, fringe benefits (including car allowances and relocation payments), employee discounts, expense reimbursement or allowances, long-term disability payments, workmen’s compensation payments, welfare benefits, and any contributions that the Company or any Designated Subsidiary makes to any benefit plan (including any 401(k) plan or any other welfare or retirement plan).

k.	“Eligible Employee” shall mean any person, including an officer, who is employed by the Company or any Designated Subsidiary.

l.	“Enrollment Agreement” means an agreement between the Company and an Eligible Employee, in such form as may be established by the Administrator from time to time, pursuant to which an Eligible Employee elects to participate in this Plan, or elects to make changes with respect to such participation as permitted by this Plan.

m.	“Enrollment Period” shall mean that period of time prescribed by the Administrator during which Eligible Employees may elect to participate in an Offering Period. The duration and timing of Enrollment Periods may be changed or modified by the Administrator from time to time.

n.	“Fair Market Value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the last price (in regular trading) for a share of Common Stock as furnished by the National Association of Securities Dealers, Inc. (the “NASD”) through the NASDAQ Global Market Reporting System (the “Global Market”) or any other established stock exchange for the date in question or, if no sales of Common Stock were reported by the NASD on the Global Market or any other established stock exchange on that date, the last price (in regular trading) for a share of Common Stock as furnished by the NASD through the Global Market or any other established stock exchange for the last day preceding such day on which sales of Common Stock were reported. The Administrator may, however, provide with respect to one or more Options that the Fair Market Value shall equal the last price for a share of Common Stock as furnished by the NASD through the Global Market or any other established stock exchange on the last trading day preceding the date in question or the average of the high and low trading prices of a share of Common Stock as furnished by the NASD through the Global Market or any other established stock exchange for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Global Market or any other established stock exchange as of the applicable date, the Fair Market Value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the Award in the circumstances. The Administrator also may adopt a different methodology for determining Fair Market Value with respect to one or more Options if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular Option(s) (for example, and without limitation, the Administrator may provide that Fair Market Value for purposes of one or more Options will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

o.	“Irrevocable Contract” shall mean an irrevocable enforceable contract in the form attached as Exhibit A hereto.

p.	“Loan Contract” shall mean contract in the form attached as Exhibit B hereto.

q.	“Loan Program” shall mean the program described in Section 9.

r.	“Offering Period Beginning Date” shall mean the first Trading Day of each Offering Period as designated by the Administrator.

s.	“Offering Period” shall mean the period established in advance by the Administrator during which Payroll Contributions shall be collected to purchase Shares pursuant to an offering made under this Plan. Unless otherwise established by the Administrator prior to the start of an Offering Period, there shall be two Offering Periods that commence each year, and each shall be of approximately six months’ duration, with the first such Offering Period beginning on the first Trading Day of April 1, 2019 and ending on last Trading Day of the immediately following September 30, 2019, and the second such Offering Period beginning on the first Trading Day of October 1, 2019 and ending on the last Trading Day of the immediately following March, 31; provided, however, that the first Offering Period after the Effective Date shall begin on April 1, 2019 and shall end on the last Trading Day of September 30, 2019.

t.	“Offering Period End Date” shall mean the last Trading Day of an Offering Period.

u.	“Option” shall mean the right granted to Participants to purchase Shares pursuant to an offering made under this Plan.

v.	“Outstanding Election” shall mean a Participant’s then-current election to purchase Shares in an Offering Period, or that part of such an election which has not been cancelled (including any voluntary cancellation under Section 10 and deemed cancellation under Section 15) prior to the close of business on the last Trading Day of the Offering Period or such other date as determined by the Administrator.

w.	“Participant” shall mean an Eligible Employee who has elected to participate in the Plan pursuant to Section 6.

x.	“Payroll Contributions” shall have the meaning set forth in Section 8.

y.	“Plan ” shall mean this Company XYZ, Inc Employee Stock Purchase Plan, as it may be amended from time to time.

z.	“Purchase Price Per Share” shall be the lower of (i) eighty-five percent (85%) of the Fair Market Value on the Offering Period Beginning Date or (ii) eighty- five percent (85%) of the Fair Market Value on the Offering Period EndDate.

aa.	“Share” shall mean one share of Common Stock.

bb.	“Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

cc.	“Termination of Service” means, in the case of an Employee, a cessation of the employee-employer relationship between the Employee and the Company or a Subsidiary for any reason, including but not by way of limitation, a termination by resignation, discharge, death, disability, retirement or the disaffiliation of a Subsidiary but excluding such termination where there is a simultaneous reemployment by the Company or a Subsidiary, and excluding any bona fide and Company approved leave of absence such as family leave, medical leave, personal leave and military leave.

dd.	“Trading Day” shall mean a day on which national stock exchanges in the United States are open for trading.

ee.	“Deemed Repurchase” shall mean that a non-lapse restriction is established between the Issuer and Employees pursuant to the irrevocable enforceable contract on the number of shares required to repay the loan. The deemed repurchase shall only occur in cases where the market value of the stock exceeds the specified price in the irrevocable enforceable contract.

3.	Shares Reserved for Plan. Subject to adjustment pursuant to Section 18, a maximum of 250,000 Shares may be delivered pursuant to Options granted under this Plan. The Shares reserved for issuance pursuant to this Plan shall be authorized but unissued Shares. If any Option granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such Option shall again become available for issuance under the Plan. All Shares issued under the Plan shall be free of a restricted legend.

a.	If the number of Shares to be purchased by Participants on the Offering Period End Date exceeds the total number of Shares then available under the Plan, then the Administrator shall make a pro-rata allocation of any Shares that may be issued pursuant to the Plan in as uniform and equitable a manner as is reasonably practicable, as determined in the Administrator’s sole discretion. In such event, the Company shall provide written notice to each affected Participant of the reduction of the number of Shares to be purchased under the Participant’s Option.

b.	If the Administrator determines that some or all of the Shares to be purchased by Participants on the Offering Period End Date would not be issued in accordance with Applicable Laws or any approval by any regulatory body as may be required, or the Shares would not be issued pursuant to an effective Form S-8 registration statement or that the issuance of some or all of such Shares pursuant to a Form S-8 registration statement is not advisable due to the risk that such issuance will violate Applicable Laws, the Administrator may, without Participant consent, terminate any outstanding Offering Period and the Options granted pursuant thereto and refund in cash all affected Participants’ entire Account balances for such Offering Period as soon as practicable thereafter.

4.	Administration of the Plan. The Administrator shall have the authority and responsibility for the day-to-day administration of the Plan, which, to the extent permitted by Applicable Laws, it may delegate to a sub-committee. Subject to the provisions of the Plan, the Administrator shall have full authority, in its sole discretion, to take any actions it deems necessary or advisable for the administration of the Plan, including, but not limitedto:

a.	Interpreting the Plan and adopting rules and regulations it deems appropriate to implement the Plan including amending any outstanding Option as it may deem advisable or necessary to comply with Applicable Laws, and making all other decisions relating to the operation of the Plan;

i.	Establishing the timing and length of Offering Periods;

ii.	Establishing minimum and maximum contribution rates;

iii.	Changing the existing limit set forth in Section 5(b) on the number of Shares an Eligible Employee may elect to purchase with respect to any Offering Period, if such limits are announced prior to the first Offering Period to be affected;

iv.	Adopting such rules or sub-plans as may be deemed necessary or appropriate to comply with the laws of other countries, allow for tax- preferred treatment of the Options or otherwise provide for the participation by Eligible Employees who reside outside of the U.S., including determining which Eligible Employees are eligible to participate in a Non-423(b) Plan or other sub-plans established by the Administrator.

v.	Establishing the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars and permit payroll withholding more than the amount designated by a Participant to adjust for delays or mistakes in the processing of properly completed enrollment forms.

The Administrator’s determinations under the Plan shall be final and binding on all persons.

5.	Grant of Option; Limitations.

a.	Grant of Option. On each Offering Period Beginning Date, each Participant shall automatically be granted an Option to purchase as many whole Shares as the Participant will be able to purchase with the Payroll Contributions credited to the Participant’s Account during the applicable Offering Period and the loan proceeds if the Participant has agreed to the Loan Program.

b.	Limit on Value of Shares Purchased. Any provisions of the Plan to the contrary notwithstanding, excluding Options granted pursuant to any Non-423(b) Plan, no Participant shall be granted an Option to purchase Shares under this Plan which permits the Participant’s rights to purchase Shares under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds twenty-one thousand two hundred and fifty dollars ($21,250) of the Fair Market Value of such Shares (determined at the time such Options are granted) for each calendar year in which such Options are outstanding at any time.

c.	5% Owner Limit. Any provisions of the Plan to the contrary notwithstanding, no Participant shall be granted an Option to purchase Shares under this Plan if such Participant (or any other person whose stock would be attributed to such Participant pursuant to Section 424(d) of the Code), immediately after such Option is granted, would own or hold options to purchase Shares possessing five percent (5%) or more of the total combined voting power or value of all classes of Shares or any of its Subsidiaries.

d.	Other Limitation. The Administrator may determine, as to any Offering Period, that the offer will not be extended to highly compensated Eligible Employees within the meaning of Section 4l4(q) of the Code.

6.	Participation in the Plan. An Eligible Employee may become a Participant for an Offering Period by completing the prescribed Enrollment Agreement and submitting such form to the Company (or the Company’s designee) as directed by the Company, or by following an electronic or other enrollment process as prescribed by the Company, during the Enrollment Period prior to the commencement of the Offering Period to which it relates. Such Enrollment Agreement shall contain the payroll deduction authorization described in Section 8 and, if the Participant is using loan proceeds to purchase Shares at the end of the Offering Period, the Irrevocable Contract with the elections required to participate in the Loan Program pursuant to Section 9. The Irrevocable Contract will take effect once loan proceeds are advanced to a Participant. Such Irrevocable Contract will not impair the Participant’s ability to withdraw from the Plan in accordance with Section 10. A payroll deduction authorization will be effective for the first Offering Period following the submission of the Enrollment Agreement and all subsequent Offering Periods as provided by Section 7 until it is terminated in accordance with Sections 10 or 15, it is modified by filing another Enrollment Agreement in accordance with this Section 6 or an election is made to decrease Payroll Contributions in accordance with Section 8 or until the Participant’s employment terminates or the Participant is otherwise ineligible to participate in the Plan.

7.	Automatic Re-Enrollment. Following the end of each Offering Period, each Participant shall be automatically re-enrolled in the next Offering Period at the applicable rate of Payroll Contributions and loan amount in effect on the last Trading Day of the prior Offering Period or otherwise as provided under Section 8, unless the Participant has elected to withdraw from the Plan in accordance with Section 10, the Participant’s employment terminates, or the Participant is otherwise ineligible to participate in the next Offering Period. Notwithstanding the foregoing, the Administrator may require current Participants to complete and submit a new Enrollment Agreement at any time it deems necessary or desirable to facilitate Plan administration or for any other reason.

8.	Payroll Contributions. Each Participant’s Enrollment Agreement shall contain a payroll deduction authorization pursuant to which he or she shall elect to have a designated whole percentage of Eligible Compensation between l% and 15% deducted on each payday during the Offering Period and credited to the Participant’s Account for the purchase of Shares pursuant to the Offering Period (such amount, the “Payroll Contributions”). Payroll Contributions shall commence on the Offering Period Beginning Date of the first Offering Period to which the Enrollment Agreement relates (or as soon as administratively practicable thereafter) and shall continue through subsequent Offering Periods pursuant to Section 7. Participants shall not be permitted to make any separate cash payments into their Account for the purchase of Shares pursuant to an offering.

a.	If in any payroll period, a Participant has no pay or his or her pay is insufficient (after other authorized deductions) to permit deduction of the full amount of his or her Payroll Contribution election, then (i) the Payroll Contribution election for such payroll period shall be reduced to the amount of pay remaining, if any, after all other authorized deductions, and (ii) the percentage amount of Eligible Compensation shall be deemed to have been reduced by the amount of the reduction in the Payroll Contribution election for such payroll period. Deductions of the full amount originally elected by the Participant will recommence as soon as his or her pay is sufficient to permit such Payroll Contributions; provided, however, no additional amounts will be deducted to satisfy the Outstanding Election.

b.	Participant may elect to decrease, but not increase, the rate of his or her Payroll Contributions during an Offering Period by submitting the prescribed form to the Company (or the Company’s designee) at any time prior to the first day of the last calendar month of such Offering Period. Any such Payroll Contribution change will be effective as soon as administratively practicable thereafter and will remain in effect for successive Offering Periods as provided in Section 7. Participants will only be allowed to decrease the rate of Payroll Contributions once per offering period. Reductions in payroll contribution rates do not constitute a withdrawal or termination of the Plan. A Participant may only increase his or her rate of Payroll Contributions to be effective for the next Offering Period by completing and filing with the Company a new Enrollment Agreement authorizing the Payroll Contributions.

c.	Notwithstanding the foregoing, the Company may adjust a Participant’s Payroll Contributions and loan amount at any time during an Offering Period to the extent necessary to comply with Section 423(b)(8) of the Code and the limitations of Section 5. Payroll Contributions will recommence and be made in accordance with the Outstanding Election prior to such Company adjustment starting with the first Offering Period that begins in the next calendar year (or such other time as is determined by the Administrator) unless the Participant withdraws in accordance with Section 10, is withdrawn from the Plan in accordance with Section 15 or is otherwise ineligible to participate in thePlan.

9.	Loan Program. An Eligible Employee may become a participant in the Loan Program by completing and submitting to the Company, its appointed plan administrator or loan provider a Loan Contract and an Irrevocable Contract, which shall contain terms and conditions of the Eligible Employee’s participation in the Loan Program, including, without limitation, the level of participation, sale price, loan terms, interest and repayment provisions. The aggregate outstanding principal amount of any loan to a Participant under the Loan Program will be equal to the difference between the Participant’s selected Payroll Contribution rate pursuant to Section 8 and the maximum allowable under the Plan for such Offering Period pursuant to Section 5. Participation in the Loan Program is available to all Eligible Employees, unless prohibited by Applicable Law. All Employees must contribute a minimum of 1% of Eligible Compensation to be able to participate in the loan program.

10.	Withdrawal from Offering Period After Offering Period Beginning Date. An Eligible Employee may withdraw from any Offering Period after the applicable Offering Period Beginning Date, in whole but not in part, at any time prior to the date specified by the Administrator or, if no such date is specified by the Administrator, ten days before the last Trading Day of such Offering Period, by submitting the prescribed withdrawal notice to the Company (or the Company’s designee). If a Participant withdraws from an Offering Period, the Participant’s Option for such Offering Period will automatically be terminated, and the Company will refund in cash the Participant’s entire Account balance for such Offering Period as soon as practicable thereafter. A Participant’s withdrawal from an Offering Period shall be irrevocable. If a Participant wishes to participate in a subsequent Offering Period, he or she must re-enroll in the Plan by timely submitting a new Enrollment Agreement in accordance with Section 6.

11.	Purchase of Stock. On the last Trading Day of each Offering Period, the Administrator shall cause the amount credited to each Participant’s Account from Payroll Contributions and any loan proceeds from the Loan Program to be applied to purchase as many Shares pursuant to the Participant’s Option as possible at the Purchase Price Per Share, subject to limitations of Sections 3 and 5, and amounts from the Participant’s Account that are used to purchase such Shares shall be deducted from such Participant’s Account. In no event may Shares be purchased pursuant to an Option more than 27 months after the Offering Period Beginning Date of such Option. Any amounts remaining credited to the Participant’s Account on the Offering Period End Date shall be returned to such Participant in one lump sum in cash as soon as reasonably practicable after the Offering Period End Date. At the time a Participant’s rights under the Plan are exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of through a market transaction or deemed repurchase of shares by the Company, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the right or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Participant.

12.	Interest on Payments. No interest shall be paid on sums withheld from a Participant’s pay for the purchase of Shares under this Plan unless otherwise determined necessary by the Administrator.

13.	Rights as Shareholder. A Participant will not be a shareholder with respect to Shares subject to the Participant’s Options issued under the Plan until the Shares are purchased pursuant to the Options and such Shares are transferred into the Participant’s name on the Company’s books and records.

14.	Options Not Transferable. A Participant’s Options under this Plan may not be sold, pledged, assigned,or transferred in any manner. If a Participant sells, pledges, assigns or transfers his or her Options in violation of this Section, such Options shall immediately terminate, and the Participant shall immediately receive a refund of the amount then credited to the Participant’s Account.

15.	Deemed Cancellations.

a.	Termination of Service. In the event of a Participant’s Termination of Service, any outstanding Option held by the Participant shall immediately terminate, the Participant shall be withdrawn from the Plan and the Participant shall receive a refund of the amount contributed to the Plan.

b.	Death of a Participant. If a Participant dies, any outstanding Option held by the Participant shall immediately terminate and the Participant shall be withdrawn from the Plan. As soon as administratively practicable after the Participant’s death, the amount then credited to the Participant’s Account shall be remitted to the executor, administrator or other legal representative of the Participant’s estate or, if the Administrator permits a beneficiary designation, to the beneficiary or beneficiaries designated by the Participant if such designation has been filed with the Company or the Company’s designee before such Participant’s death. If such executor, administrator or other legal representative of the Participant’s estate has not been appointed (to the knowledge of the Company) or if the beneficiary or beneficiaries are no longer living at the time of the Participant’s death, the Company, in its discretion,may deliver the outstanding Account balance to the spouse or to any one or more dependents or relatives of the Participant or to such other person as the Company may designate.

16.	Application of Funds. All funds received by the Company in payment for Shares purchased under this Plan and held by the Company at any time may be used for any valid corporate purpose.

17.	No Employment/Service Rights. Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Board or the Administrator, nor any provision of the Plan itself, shall be construed to grant any person the right to remain in the employ of the Company or any Subsidiary for any period of specific duration, and such person’s employment may be terminated at any time, with or without cause.

18.	Adjustments. Subject to Section 19, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust (1) the number and type of Shares of Common Stock (or other securities) that thereafter may be made the subject of Options (including the specific Share limits, maximums and numbers of Shares set forth elsewhere in the Plan), (2) the number, amount and type of Shares of Common Stock (or other securities or property) subject to any outstanding Options, (3) the Purchase Price Per Share of any outstanding Options, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding Options, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then- outstanding Options.

a.	It is intended that, if possible, any adjustments contemplated by the preceding paragraph be made in a manner that satisfies applicable legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code and Section 409A of the Code) and accounting (to not trigger any charge to earnings with respect to such adjustment) requirements.

b.	Without limiting the generality of Section 4, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 18, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

19.	Merger or Liquidation of Company. In the event the Company or its shareholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of a sale, merger or reorganization in which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the State in which the Company is incorporated, a merger or consolidation with a wholly-owned Subsidiary, or any other transaction in which there is no substantial change in the shareholders of the Company or their relative stock holdings, regardless of whether the Company is the surviving corporation), in the event of a Change in Control, or in the event the Company is liquidated, then all outstanding Options under the Plan shall automatically be exercised prior to the consummation of such sale, merger, reorganization, Change in Control or liquidation (deemed the end of the Offering Period in such case) by causing all amounts credited to each Participant’s Account via Payroll Contributions and loans to be applied to purchase as many Shares pursuant to the Participant’s Option as possible at the Purchase Price Per Share, subject to the limitations of Sections 3 and 5, provided that any Shares subject to an Irrevocable Contract will continue to be subject thereto.

20.	Acquisitions and Dispositions. The Administrator may, in its sole and absolute discretion and in accordance with principles under Section 423 of the Code, create special Offering Periods for individuals who become Eligible Employees solely in connection with the acquisition of another company or business by merger, reorganization or purchase of assets and, notwithstanding Section 15(b), may provide for special purchase dates for Participants who will cease to be Eligible Employees solely in connection with the disposition of all or a portion of any Designated Subsidiary or a portion of the Company, which Offering Periods and purchase rights granted pursuant thereto shall, notwithstanding anything stated herein, be subject to such terms and conditions as the Administrator considers appropriate in the circumstances.

21.	Government Approvals or Consents. This Plan and any offering and sales of Shares or delivery of Shares under this Plan to Eligible Employees under it are subject to any governmental or regulatory approvals or consents that may be or become applicable in connection therein.

22.	Plan Amendment; Plan Termination. The Board may from time to time amend or terminate the Plan in any manner it deems necessary or advisable; provided, however, that no such action shall adversely affect any then outstanding and vested Options under the Plan unless such action is required to comply with Applicable Laws; provided, further, that the Loan Contract may only be amended in accordance with its terms; and provided, further, that no such action of the Board shall be effective without the approval of the Company’s shareholders if such approval is required by Applicable Laws. Upon the termination of the Plan, any balance in a Participant’s Account shall be refunded to him or her as soon as practicable thereafter.

23.	Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice-of-law provisions) and applicable U.S. federal laws.

24.	Notice of Disposition of Shares. Each Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a right under the Plan if such disposition or transfer is made: (a) within two years from the Offering Period Beginning Date in which the Shares were purchased or (b) within one year after the date on which such Shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.